Exhibit 99.1

P R E S S R E L E A S E:     FOR IMMEDIATE RELEASE

For further information:

Company Contacts:

Cornelius B. Prior, Jr., CEO

(340) 777-8000

Samuel Sigarto, COO

(340) 777-8000

ATLANTIC TELE-NETWORK, INC.

REPORTS 40% FIRST QUARTER 2003 EARNINGS INCREASE

OVER THE FIRST QUARTER OF 2002

ST. THOMAS, U.S. VIRGIN ISLANDS (April 30, 2003) Atlantic Tele-Network, Inc. (AMEX: ANK), today reported earnings of $2.8 million, or $0.56 per share for the quarter ended March 31, 2003. For the quarter ended March 31, 2002, the Company earned $2.0 million, or $0.40 per share. First quarter earnings for 2003 represent a 40% increase over last year’s first quarter.

Telephone operating revenues were $18.1 million as compared to $15.3 million for the first quarter of 2002, an increase of $2.8 million, or 18%. The increase in telephone operating revenue is principally attributable to a 31% increase in local exchange revenue and an 8% increase in international long distance revenue, or $1.9 million and $0.7 million respectively. The increase in local exchange revenue reflects substantial additions of both wireline and cellular subscribers from the prior period. The increase in international long distance revenue was due to an increased volume of traffic following the mandated reduction in international settlement rates for traffic between Guyana and the United States effective January 1, 2002. Cellular subscribers increased from 51,244 on March 31, 2002 to 92,756 on March 31, 2003, an increase of 81%, while wireline subscribers increased from 81,386 to 87,057, reflecting total additions of 5,671, or 7% from the prior period.

Total telephone operating expenses were $11.0 million for the first quarter of 2003 compared with $10.2 million for the corresponding quarter of 2002, an increase of 8% or $0.8 million. A reduction of international long distance expense due to the full implementation of the FCC mandated reduction in international settlement rates was offset by higher depreciation, power, legal and other expenses related to the expansion of facilities.

Cornelius B. Prior, Jr., Chairman of the Board and Chief Executive Officer of Atlantic Tele-Network, Inc. said, “We were pleased to read in the Guyana press on March 21, 2003 of President Jagdeo’s direction to the Prime Minister, Sam Hines, to reconvene the Government’s negotiating team with respect to talks with ATN and GT&T representatives begun in Trinidad last April concerning new telecommunications policy initiatives of the Government of Guyana. In view of this positive development, we have decided not to appeal the recent decision of the U.S. District Court in Washington,

D.C. which held, among other things, that ATN had no private right of action to challenge a proposed loan to Guyana by the IADB which we believed would have infringed our contractual rights.”

“Our Guyana subsidiary, GT&T, continues to grow strongly, reflecting additional investment last year of $14.5 million and enabling us to expand both our cellular operations and our fixed wireline customers substantially. Teledensity in Guyana (phone lines per total population) is now over 20%, compared to less than 2% when we began operation there in 1991. Cellular operations in Bermuda also prospered, with our share of BDC’s net income up 55% from the first quarter of 2002, up 200% or three times the first quarter of 2001, and now contributing almost 20% of ATN’s net income.”

Atlantic Tele-Network, Inc. is a telecommunications company with headquarters in St. Thomas, U.S. Virgin Islands. Its principal subsidiary, Guyana Telephone and Telegraph Company, Limited, is 80% owned by ATN and is the national telephone service provider in the Cooperative Republic of Guyana for all local, long-distance and international service. ATN owns 100% of Choice Communications, LLC, the largest internet service provider in the United States Virgin Islands and the only wireless TV provider in the USVI, as well as 100% of Atlantic Tele-Center, Inc., a Web-enabled outsourcing call center in Guyana. ATN also holds a 44% investment in Bermuda Digital Communications Ltd., the non-wireline cellular operator in Bermuda using the name “Cellular One”.

This release contains forward-looking statements within the meaning of the federal securities laws. Actual results could differ materially from these statements as a result of many factors, including matters discussed in the Company’s Form 10K annual report for the year ended December 31, 2002, which is on file with the Securities and Exchange Commission.

Financial tables follow

Schedule A

ATLANTIC TELE-NETWORK, INC.

Statement of Operations Data

For the Three Months Ended March 31, 2003 and 2002

(In Thousands, Except Per Share Data)

	Three Months Ended March 31,
	2003	2002
Telephone operations:
Revenues:
Local exchange service revenues	$8,041	$6,158
International long-distance revenues	9,211	8,518
Other revenues	863	636

Total revenues from telephone operations	18,115	15,312

Expenses:
International long-distance expenses	1,840	2,668
Telephone operating expenses	7,510	6,368
General and administrative expenses	1,663	1,143

Total telephone operating expenses	11,013	10,179

Income from telephone operations	7,102	5,133

Other operations:
Revenues of other operations	1,262	1,085
Expenses of other operations	2,108	1,906

Loss from other operations	(846)	(821)

Other income (expense):
Interest expense	(99)	(155)
Interest income	138	301
Equity in earnings of Bermuda Digital Communications, Ltd	542	350
Other income (expense):	182	179

Other income (expense), net:	763	675

Income before income taxes and minority interest	7,019	4,987
Income taxes	3,542	2,547

Income before minority interest	3,477	2,440
Minority interest	(665)	(423)

Net income	$2,812	$2,017

Net income per share:
Basic	$0.56	$0.40

Diluted	$0.56	$0.40

Weighted average common stock outstanding:
Basic	4,988	4,992

Diluted	5,049	5,069

Schedule B

ATLANTIC TELE-NETWORK, INC.

Selected Operations Statistics

For the Quarters Ended December 31, 2002 and March 31, 2002 and 2003

(In Thousands, Except Access Line Data)

Guyana Telephone & Telegraph Co., Ltd.

	As of 03/31/03	As of 12/31/02	As of 03/31/02
Access lines (fixed)	87,057	86,245	81,386

Cellular subscribers lines	92,756	79,915	51,244

International Long-Distance Traffic:
	For the Three Months Ended
	03/31/03	03/31/02
International Minutes of Traffic
Inbound	28,164	20,322
Outbound	5,602	4,484

Total International Minutes	33,766	24,806

International Minutes of Traffic Mix:
Inbound	83.4%	81.9%
Outbound	16.6%	18.1%

Total	100.0%	100.0%